UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2008

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OPTIONS MEDIA GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-147245	26-0444290
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

240 Old Federal Highway, Suite 100, Hallandale, Florida 33009

(Address of Principal Executive Office) (Zip Code)

(954) 620-0242

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into Material Definitive Agreement

On August 27, 2008, Options Media Group Holdings, Inc. (“Options Media”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 1 Touch Marketing, LLC (“1 Touch”). Pursuant to the Merger Agreement, Options Media shall acquire all of the membership interests of 1 Touch in exchange for common stock of Options Media and cash. The two owners of 1 Touch shall receive their proportionate share of (i) $1,500,000 in cash, (ii) 10,000,000 shares of Options Media common stock, and (iii) the right to receive a maximum earn-out payment of 6,000,000 shares of Options Media common stock based on 1 Touch achieving specific performance milestones. Additionally, Daniel Lansman and Anthony Bumbaca, the owners of 1 Touch, will become president and senior vice president of Options Media, respectively, and each will receive (i) an annual base salary of $240,000, (ii) 5% commission from all revenues, less related expenses, received by Options Media from parties introduced to Options Media by them and prior customers of 1 Touch and (iii) a performance bonus based on 1 Touch achieving specific performance milestones. Furthermore, Mr. Lansman and Mr. Bumbaca will receive 18 months base salary in the event they are terminated without cause or for Good Reason as defined by their employment agreements. Mr. Lansman will also be appointed to the Options Media Board of Directors.

Options Media and 1 Touch have made representations and warranties to each other that are customary in merger agreements. The closing is subject to: (i) Options Media finalizing its due diligence, (ii) Options Media’s satisfaction with the 1 Touch financial statements for the six months ended June 30, 2008, and (iii) customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

By:	/s/ SCOTT FROHMAN
Scott Frohman Chief Executive Officer

Date: September 3, 2008